COMPANY CONTACT: Curtis Schneekloth (419) 427-4768	FOR IMMEDIATE RELEASE April 25, 2008

Cooper Tire & Rubber Company Comments on
First Quarter Results

As a result of the challenging economic environment, the Company expects to report modest earnings for the quarter ended March 31, 2008. Our current estimate is considerably below expectations, due primarily to continued increases in raw material costs globally, increased charges for product liability claims related primarily to revised estimates on existing claims, and the decline in the volume of unit shipments in North America, particularly in March.

Recent changes in macroeconomic conditions in North America have created a new set of challenges for our Company. Consumers have reduced the number of miles driven in reaction to the economic slowdown, and subsequently are delaying tire purchases. The declining dollar’s impact and other factors that have driven record-high raw material prices, specifically, in natural rubber and oil-derived materials, coupled with the use of last-in, first-out cost flow assumptions for inventory accounting in North America, have all contributed to the increased volatility in expected earnings.

Roy Armes, Chief Executive Officer, said, “Despite these headwinds, we are well-positioned and fully committed to our long-term strategy to build a sustainable and cost competitive supply of tires, profitably grow our business, and increase our organizational capabilities. We are fortunate to be in a position to deal with this current economic environment with a strong balance sheet, high liquidity levels and the anticipated sale of our investment in Kumho Tire Company. We have the financial strength to pursue these goals going into the second quarter, the rest of the year and beyond.”

“We will increase our focus on delivering cost improvements during 2008, with the many initiatives we already have in place. These efforts, seasonal volume increases, very good order patterns in specific profitable tire lines, sequential improvements in plant operations and success in implementing price increases, provide support for our belief that results will be appreciably more favorable as the economy improves.”

The Company will provide additional details on its operations and the impact of these factors when first quarter results are reported to the public on May 7, 2008.

Company Description

Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has 65 manufacturing, sales, distribution, technical and design facilities within its family of companies located around the world. For more information, visit Cooper Tire’s web site at: www.coopertire.com.

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world, especially the continuation of the global tensions and risks of further terrorist incidents that currently exist;

•	increased competitive activity, including the inability to obtain and maintain price increases to offset higher production or material costs;

•	the failure to achieve expected sales levels;

•	consolidation among the Company’s competitors and customers;

•	technology advancements;

•	fluctuations in raw material and energy prices, including those of steel, crude petroleum and natural gas and the unavailability of such raw materials or energy sources;

•	changes in interest and foreign exchange rates;

•	increases in pension expense resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions;

•	government regulatory initiatives, including the proposed and final regulations under the TREAD Act;

•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;

•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers;

•	litigation brought against the Company;

•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;

•	the inability of the Company to execute its cost reduction/Asian strategies;

•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;

•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions;

•	the failure of the Company to achieve the full cost reduction and profit improvement targets set forth in presentations made by senior management and filed on Forms 8-K on September 7, 2006, October 31, 2006, April 5, 2007, January 16 2008, February 28, 2008 and March 18, 2008; and

•	inability or failure to implement the Company’s strategic plan.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.

Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company’s periodic filings with the U. S. Securities and Exchange Commission (“SEC”).